Exhibit 99.1

DAKOTA PLAINS ANNOUNCES STRATEGIC AND CORPORATE UPDATES

Dakota Plains to Form Strategy Committee and Review Strategic Alternatives to Enhance Stockholder Value

Two New Highly-Qualified Independent Directors Join the Board

WAYZATA, Minnesota – February 12, 2015 -- Dakota Plains Holdings, Inc. (“Dakota Plains” or “the Company”) (NYSE MKT: DAKP) today announced strategic and corporate changes to further grow stockholder value. These updates follow the previously announced successful unwinding of the Company’s joint ventures and the refinancing of the Company’s debt.

STRATEGIC AND CORPORATE UPDATE:

•	The Company’s Board of Directors (“Board”) has formed a Strategy Committee, comprised of independent directors, to oversee a strategic alternative process on behalf of Dakota Plains. The Company also has engaged SunTrust Robinson Humphrey, Inc. to assist the Strategy Committee in identifying, examining and considering the range of strategic alternatives available to the Company, with a view to maximizing stockholder value. The Strategy Committee intends to consider a broad range of alternatives including, but not limited to, strategic combinations, continuing to hold and operate the Pioneer Terminal, divestiture of some or all of the assets, recapitalization and other similar transactions. No decision has been made to enter into any transaction at this time, and there can be no assurance that a transaction will take place.

•	Dakota Plains has restructured its Board composition following the recent transactions that reshaped the company to focus on the Pioneer Terminal transloading facility, located in Mountrail County, North Dakota. Two new independent directors, Steven Blank and Adam Kroloff, have joined the Board, effective immediately. Mr. Blank possesses significant executive management experience in the energy industry, financial and accounting expertise and experience with master limited partnerships. Mr. Kroloff has substantial experience in the energy industry, including having served as an independent director for public companies and possesses an extensive background in corporate governance and strategy. Two current directors, Terry Rust and Paul Cownie, will facilitate the transition process with the two new directors and have announced their respective resignations, effective May 1, 2015.

Craig McKenzie, Chairman and Chief Executive Officer of Dakota Plains, said, “With the achievements made in 2014, including unwinding our joint ventures, improving our balance sheet and launching a further expansion of the Pioneer Terminal, now is the right time to explore strategic alternatives and consider all value-enhancing opportunities for stockholders, and to supplement our Board with qualified, diverse and independent perspectives. I want to personally welcome Steve and Adam to our Board and thank Terry and Paul for their contributions over the years and their continued service during this transition period. We all wish them the best for the future.”

Added McKenzie, “We are in the business of creating value for all stockholders, and look forward to updating the market with positive developments in 2015.”

NEW INDEPENDENT DIRECTORS

Adam Kroloff

Mr. Kroloff has more than 25 years of global oil & gas industry expertise and experience where he has forged a strong track record of delivery in governance, strategy and law. Sea Cliff Advisory Partners Limited, a consultancy that specializes in advising C-suite executives in high-consequence strategic matters, was founded by Mr. Kroloff in 2013. He also serves as a senior advisor to a leading international strategy consultancy. Mr. Kroloff worked for 20 years in senior, global roles across every business division at BP plc including as vice president of Strategic Projects, Supply Chain Management, External Affairs and Audit. Prior to joining BP, Mr. Kroloff was a litigator. Since 2009, Mr. Kroloff has served as an independent, non-executive director of public US Exploration and Production companies, both as Board Chairman and as Chairman of core board committees.

Mr. Kroloff holds a Juris Doctor from the University of California, Hastings College of the Law and a Bachelor of Arts degree from Claremont McKenna College.

Steven Blank

Mr. Blank has strong expertise in finance, audit and the oil services industry after serving as Executive Vice President, Chief Financial Officer and Treasurer of NuStar GP, LLC, one of the largest independent liquids terminal and pipeline operators in the nation, and NuStar GP Holdings from February 2012 until December 2013. Mr. Blank had previously served in various capacities, including Senior Vice President and Chief Financial Officer, at NuStar GP, LLC and NuStar GP Holdings since January 2002. Mr. Blank served as Vice President and Treasurer of Ultramar Diamond Shamrock Corporation from December 1996 until January 2002.  Mr. Blank currently serves as an independent director of TransMontaigne GP L.L.C., the general partner of TransMontaigne Partners L.P.

Mr. Blank holds a B.A in History from the State University of New York and a Master of International Affairs, Specialization in Business from Columbia University.

ABOUT DAKOTA PLAINS HOLDINGS, INC.

Dakota Plains Holdings, Inc. is an integrated midstream energy company operating the Pioneer Terminal transloading facility. The Pioneer Terminal is centrally located in Mountrail County, North Dakota, for Bakken and Three Forks related Energy & Production activity. For more information please visit the corporate website at: www.dakotaplains.com.

FORWARD LOOKING STATEMENTS

Statements made by representatives of Dakota Plains in this press release that are not historical facts, are forward-looking statements. These statements are based on certain assumptions and expectations made by the Company which reflect management’s experience, estimates and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or anticipated in the forward-looking statements. These include risks relating to global economics or politics, our ability to obtain additional capital needed to implement our business plan, minimal operating history, loss of key personnel, lack of business diversification, reliance on strategic, third-party relationships, financial performance and results, prices and demand for oil, our ability to make acquisitions on economically acceptable terms, and other factors described from time to time in the Company’s periodic reports filed with the SEC that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Dakota Plains undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information or future events.

CONTACTS

Company Contact

Tim Brady, CFO

tbrady@dakotaplains.com

Phone: 952.473.9950

www.dakotaplains.com

Investor and Media Contact

Dan Gagnier/Jared Levy/Emily Deissler, Sard Verbinnen

Phone: 212.687.8080

www.sardverb.com

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